     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2005*
                                                     REGISTRATION NO. 333-121178


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                 (Name of Small Business Issuer in Its Charter)

              MARYLAND                                      6712
   (State or Other Jurisdiction of              (Primary Standard Industrial
   Incorporation or Organization)                Classification Code Number)

                                   32-0135202
                                (I.R.S. Employer
                             Identification Number)

                             100 SOUTH SECOND AVENUE
                             ALPENA, MICHIGAN 49707
                                 (989) 356-9041
                        (Address and Telephone Number of
                          Principal Executive Offices)

                             100 SOUTH SECOND AVENUE
                             ALPENA, MICHIGAN 49707
                    (Address of Principal Place of Business)

                                MARTIN A. THOMSON
                             100 SOUTH SECOND AVENUE
                             ALPENA, MICHIGAN 49707
                                 (989) 356-9041
            (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:
                            ROBERT B. POMERENK, ESQ.
                               STEVE LANTER, ESQ.
                       LUSE GORMAN POMERENK & SCHICK, P.C.
                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [X] 333-121178


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                          CALCULATION OF REGISTRATION FEE
======================================== =================== ==================== ==================== =====================

                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE       OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED           PER SHARE          OFFERING PRICE      REGISTRATION FEE
---------------------------------------- ------------------- -------------------- -------------------- ---------------------
Common Stock, $0.01 par value per share   3,853,613 shares         $10.00           $38,536,130 (1)         $4,883(2)
---------------------------------------- ------------------- -------------------- -------------------- ---------------------

Participation Interests (3)                   123,963                --                   --                    --

---------------------------------------- ------------------- -------------------- -------------------- ---------------------

(1)     Estimated solely for the purpose of calculating the registration fee.
(2)     Registration fee previously paid.

(3) The securities of First Federal of Northern Michigan Bancorp, Inc. to be purchased by the First Federal of Northern Michigan Employees' Savings & Profit Sharing Plan and Trust adopted by First Federal of Northern Michigan are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


* This Post-Effective Amendment No. 1 is identical to the Company's SB-2/A filing made on February 18, 2005, which was inadvertently coded on EDGAR as a Pre-Effective Amendment.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Articles 12 and 13 of the Articles of Incorporation of First Federal of Northern Michigan Bancorp, Inc., a Maryland corporation (the "Corporation"), set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

        ARTICLE 12. INDEMNIFICATION, ETC. OF DIRECTORS AND OFFICERS.

        A. INDEMNIFICATION. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        B. PROCEDURE. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Article 12 or otherwise shall be on the Corporation.

        C. NON-EXCLUSIVITY. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation's Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

        D. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

        E. MISCELLANEOUS. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

        Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

        ARTICLE 13. LIMITATION OF LIABILITY. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the Personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ITEM 25.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                       Amount
                                                                                       ------
        *       Legal Fees and Expenses........................................     $    200,000
        *       Accounting Fees and Expenses...................................           50,000
        *       Conversion Agent and Data Processing Fees......................           10,000
        *       Marketing Agent Fees and Expenses, including legal fees (1)....          206,944
        *       Appraisal Fees and Expenses....................................           34,000
        *       Business Plan Fees and Expenses................................           22,000
        *       Printing, Photocopying, Postage, Mailing.......................           65,000
        *       Filing Fees (OTS, NASD and SEC)................................           19,883
        *       Nasdaq National Market Listing Fees............................          100,000
        *       SEC EDGAR Document Conversion..................................           25,000
        *       Other..........................................................            5,337
                                                                                    ------------
        *       Total .........................................................     $    738,164
                                                                                    ============

-----------------
*       Estimated
(1) First Federal of Northern Michigan Bancorp, Inc.. has retained Ryan Beck & Co. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the midpoint of the .......offering range.

ITEM 26.        RECENT SALES OF UNREGISTERED SECURITIES

                Not Applicable.

ITEM 27.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

                The exhibits filed as part of this registration statement are as follows:

        (A)     LIST OF EXHIBITS

1.1 Engagement Letter between First Federal of Northern Michigan Bancorp, Inc. and Ryan Beck & Co., Inc*.
1.2 Form of Agency Agreement between First Federal of Northern Michigan Bancorp, Inc. and Ryan Beck & Co., Inc.*
1.3 Addendum to Engagement Letter between First Federal of Northern Michigan Bancorp, Inc. and Ryan Beck & Co., Inc*
2       Plan of Conversion and Reorganization*
3.1     Articles of Incorporation of First Federal of Northern Michigan Bancorp,
        Inc.*
3.2     Bylaws of First Federal of Northern Michigan Bancorp, Inc.*
4 Form of Common Stock Certificate of First Federal of Northern Michigan Bancorp, Inc.*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*
8       Federal Tax Opinion of Luse Gorman Pomerenk & Schick*
10.1    Form of Change in Control Agreements*
10.2    Employment Agreement with Ralph Stepaniak***
10.3    1996 Stock Option Plan*
10.4    1996 Recognition and Retention Plan*
21      Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)*

23.2    Consent of Plante & Moran PLLC*
23.3    Consent of RP Financial LC*

24      Power of Attorney (set forth on signature page)
99.1 Appraisal Agreement between First Federal of Northern Michigan Bancorp, Inc. and RP Financial LC.*
99.2 Business Plan Agreement between First Federal of Northern Michigan Bancorp, Inc. and Keller & Company, Inc. *

99.3    Appraisal Report of RP Financial LC. *,**
99.4    Letter of RP Financial LC. with respect to Subscription Rights*
99.5    Marketing Materials*
99.6    Order and Acknowledgment Form*
-------------------------------
*       Previously filed.
** Supporting financial schedules filed in paper format only, pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, D.C.
***     Incorporated by reference to Form 10-KSB filed on March 30, 2004.

ITEM 28.        UNDERTAKINGS

                The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) Include any additional or changed material information as the plan of distribution.

                (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement as the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

                (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Alpena, State of Michigan on March 8, 2005.

                                      FIRST FEDERAL OF NORTHERN MICHIGAN
                                      BANCORP, INC.

                                      By: /s/ Martin A. Thomson
                                         ---------------------------------------
                                         Martin A. Thomson
                                         President, Chief Executive Officer and
                                         Director
                                         (Duly Authorized Representative)

                                POWER OF ATTORNEY

        We, the undersigned directors and officers of First Federal of Northern Michigan Bancorp, Inc. (the "Company") hereby severally constitute and appoint Martin A. Thomson as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Martin A. Thomson may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Martin A. Thomson shall do or cause to be done by virtue thereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


         Signatures                                  Title                                   Date
         ----------                                  -----                                   ----
/s/ Martin A. Thomas                        President, Chief Executive                  March 8, 2005
------------------------------------        Officer and Director (Principal
Martin A. Thomson                           Executive Officer)


/s/ Amy E. Essex                            Chief Financial Officer                     March 8, 2005
------------------------------------        (Principal Financial and
Amy E. Essex                                Accounting Officer)


/s/ James C. Rapin                          Chairman of the Board                       March 8, 2005
------------------------------------
James C. Rapin


/s/ Thomas R. Townsend                      Director                                    March 8, 2005
------------------------------------
Thomas R. Townsend


/s/ Gary C. Vanmassenhove                   Director                                    March 8, 2005
------------------------------------
Gary C. VanMassenhove


/s/ Keith D. Wallace                        Director                                    March 8, 2005
------------------------------------
Keith D. Wallace